NEWS RELEASE

FOR IMMEDIATE RELEASE                   CONTACTS:   Bob Lougee   (508) 870-6771
Wednesday, February 14, 2001                        Chet Lasell  (508) 870-6617


              Arch Wireless Receives Proceeds from Nextel Agreement

    Payment of $250 Million Reduces Bank Debt, Provides Financial Flexibility

                   Amendment To Credit Facility Also Completed

Westborough, MA (February 14, 2001) --- Arch Wireless, Inc. (Nasdaq:ARCH), one of the leading wireless messaging and mobile information companies in the United States, today said it has received the advances from Nextel Communications, Inc. (Nasdaq:NXTL) under its previously announced agreement to sell 900 MHz SMR (Specialized Mobile Radio) licenses.

Under the terms of the agreement, and upon receipt of regulatory approvals, Nextel will acquire the SMR licenses held by a subsidiary of Arch for an aggregate purchase price of $175 million and will invest $75 million in a new Arch equity issue, Arch Series F 12% Redeemable Cumulative Junior Preferred Stock.

Nextel has advanced $250 million in the form of a $175 million loan secured by the SMR licenses and a $75 million unsecured loan to a newly created, stand-alone Arch subsidiary that will hold the SMR licenses until the transfers are approved, which is expected within approximately six months. The new Arch subsidiary is not permitted to engage in any business other than ownership and maintenance of the SMR licenses and does not have any liability or obligation with respect to any of the debt obligations of Arch and its subsidiaries. In consideration for the transfer of the SMR licenses to Nextel, the $175 million secured loan obligation will be satisfied and the $75 million unsecured loan will be exchanged for shares of Arch Series F preferred stock.

J. Roy Pottle, executive vice president and chief financial officer, said Arch used the proceeds from the $175 million secured loan to pre-pay all required 2001 amortization payments under its bank credit facility, while proceeds from the unsecured loan are available for working capital and general corporate purposes. The transactions were recently approved by Arch's lenders.




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In addition, Pottle said Arch's lenders have agreed to amend Arch's credit facility by modifying loan covenants to provide additional financial flexibility. "We are very pleased to receive the advances under the Nextel agreement," Pottle noted. "These funds, coupled with the amendment to our credit facility, greatly enhance our financial resources and permit us to accelerate the growth of our two-way messaging and wireless mobile data business."

Arch Wireless, Inc., Westborough, MA, is a leading two-way Internet messaging and mobile information company providing a full range of wireless messaging services, including two-way wireless e-mail and wireless mobile data, to customers in all 50 states and the District of Columbia, as well as in Canada, Mexico and the Caribbean. Additional information on Arch Wireless is available on the Internet at www.arch.com.


Statement under the Private Securities Litigation Reform Act: Statements contained herein which are not historical fact, such as statements regarding the anticipated benefits of Arch's agreement with Nextel, Arch's financial position, Arch's expected operating performance for the fourth quarter ended December 31, 2000, and the anticipated utility, market acceptance and growth of Arch's advanced two-way messaging service, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Arch's actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, merger and integration challenges arising from the PageNet merger, future capital needs, unforeseen delays or difficulties in launching Arch's additional two-way messaging products and services, unforeseen delays or difficulties in realizing the anticipated benefits of Arch's agreement with Nextel, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, government regulation, reliance upon third party providers for certain equipment and services, as well as other risks described from time to time in Arch's periodic reports and registration statements filed with the Securities and Exchange Commission. Although Arch believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Arch disclaims any intent or obligation to update any forward-looking statements.